Exhibit 10.20
SHORT-TERM INCENTIVE PROGRAM
FOR LENNOX INTERNATIONAL INC. AND ITS SUBSIDIARIES

1.	Purpose and Structure

The purpose of the Short-Term Incentive Program ("STI Program") is to provide competitive Performance Cash compensation under the Incentive Plan to those executives and other selected key employees who contribute significantly to the growth and success of the Company and to strengthen the link between pay and performance.

2.	Definitions

"Company" means Lennox International Inc. and its subsidiaries.

“Committee” means the Compensation and Human Resources Committee of the Board of Directors of the Company.

"Eligible Earnings" means the actual base salary paid during the Plan Year to a Participant during the period in which he or she was a Participant as shown in the payroll records of the Company. Eligible Earnings include the Participant’s regular compensation or rate of pay without regard to any commission, bonus, or other non-periodic compensation. Eligible Earnings exclude any income received while on short-term disability.

“Incentive Plan” means the Lennox International Inc. 2010 Incentive Plan, as amended, modified and supplemented from time to time, or any successor plan.

"Participant" means any executive or key employee of the Company selected to receive a Payout Opportunity of Performance Cash under the STI Program.

"Payout Opportunity" means the target incentive amount for each Participant, expressed as a percentage of Eligible Earnings.

"Performance Criteria" means those financial or operational measures that are selected each Plan Year to determine Performance Cash payments under the STI Program. Separate Performance Criteria are established for each business unit, business segment and/or the Company.

“Performance Cash” means any cash incentives granted pursuant to Article 9 of the Incentive Plan payable upon the achievement of such performance goals as the Committee established.

"Plan Year" means the fiscal year of the Company.

“Retirement” means a Participant who terminates for any reason, other than for cause, and who (i) is at least 65 years of age, (ii) is at least 62 years of age and has achieved at least 10 years of service with the Company or (iii) has met the “Rule of 80” defined as the number of whole years of service the Participant has achieved with the Company plus the Participant’s age as of the most recent birthday equals at least 80.

Other terms capitalized but not defined in this STI Program are used as defined in the Incentive Plan.

3.	Administration

The STI Program is administered by the Committee, which shall have the authority to amend, modify, suspend or terminate the STI Program at any time.

4.	Post-Employment Restrictions

The STI Program is an LII Non-Executive Incentive Compensation Plan for the purposes of Section 1 of the Employee’s Non-executive Incentive Compensation and Non-Solicitation Agreement (the “Agreement”). In order to qualify for payments under the STI Program, Participants must sign and abide by the terms of the Agreement.

5.	Performance Criteria and Payout Opportunity

The Performance Criteria, including the applicable metrics and financial goals, and the Payout Opportunity will be set at the beginning of the Plan Year and will be communicated to all Participants on their STI opportunity statements (also considered to be Award Agreements under the Incentive Plan).

6.	Determination of Performance Cash Payment

As soon as practicable after the end of each Plan Year, the Company will determine the actual level of performance against the Performance Criteria. An STI pool will fund based on performance against the financial goals set forth in the Performance Criteria, subject to adjustment as appropriate based upon performance and overall market conditions. Once the STI pool is determined, the final Performance Cash payments will be paid to Participants based on their Payout Opportunity. 75% of the payments will be based on Company performance and 25% on each Participant's individual performance. The Company, in its sole discretion, shall determine the payment amount, if any, associated with the Participant’s individual performance. No Performance Cash payments (Company or individual) are payable if actual performance falls below the established threshold levels of performance. The actual payout details will be presented to Participants on their STI payout statements.

7.	Revised Payout Opportunity and Performance Criteria

At any time, the Company may establish a revised Payout Opportunity and/or Performance Criteria for Participants who are assigned to a different position during the Plan Year. Participants may only participate in one incentive plan at a time. A prorated Performance Cash payment may be given at the end of the Plan Year to Participants who are assigned to a non-STI Program eligible position during the Plan Year.

8.	Form of Payment

All Performance Cash payments under this STI Program will be paid in cash, in one lump sum, subject to such payroll taxes and other deductions, if any, as may be in effect at the time of payment.

9.	Timing of Payment

All Performance Cash payments under this STI Program will be paid as soon as practicable after the end of the Plan Year, but in no event later than the fifteenth day of the third month following the end of the Plan Year. The payments made under this STI Program are intended to fall within the short-term deferral exemption under Section 409A of the Internal Revenue Code.

10.	Termination, Death, Disability or Retirement

Except as otherwise expressly provided in this STI Program, Performance Cash payments will be paid only to Participants who are actually employed with the Company on the last day of the Plan Year. All Participants whose employment terminates prior to the end of the Plan Year shall forfeit any and all Performance Cash payments from the STI Program, whether terminated by the Company or voluntarily, except a Participant whose employment terminates due to death, Disability or Retirement will be paid a pro rata portion of any Performance Cash payment based on the date of death, Disability or Retirement. Such prorated payments will be made at the time and in the form that all payments are normally made to all other Participants. If a Participant is terminated by the Company for cause, as determined in the sole discretion of the Company, then, immediately after Participant’s termination, the Performance Cash payment may be cancelled in full prior to any payment being made.

11.	New Participants

Performance Cash payments for new Participants will generally be prorated from either the date of hire or the date the Participant became eligible for the STI Program. Any person joining the Company on or after November 1 of a Plan Year will be excluded from participating in the STI Program for that Plan Year.

12.	Miscellaneous

No Participant shall have any lien on any assets of the Company by reason of any Payout Opportunity or Performance Cash payment made under the STI Program.

The adoption of the STI Program does not imply any commitment to continue the plan, or any other plan for incentive compensation for any succeeding year. Neither the STI Program, Performance Cash payment, nor Payout Opportunity made under the STI Program shall create an employment contract or relationship between the Company and any Participant.

This STI Program is meant to be “performance-based” and exempt from the limitations imposed by Section 162(m) of the Internal Revenue Code.